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                                                                    EXHIBIT 99.1


                               [CLEAR CHANNEL LOGO]



CLEAR CHANNEL OUTDOOR PRICES INITIAL PUBLIC OFFERING

San Antonio, Texas -- November 10, 2005. Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) and its parent company, Clear Channel Communications, Inc. (NYSE:
CCU), today announced the initial public offering of 35,000,000 shares of Class A common stock of Clear Channel Outdoor Holdings at a price of $18.00 per share, for a total offering of $630,000,000. Trading of Clear Channel Outdoor Holding's Class A common stock is expected to begin tomorrow on the New York Stock Exchange under the ticker symbol "CCO."

All of the 35,000,000 shares of Class A common stock were sold by Clear Channel Outdoor Holdings. Clear Channel Outdoor Holdings intends to use all of the net proceeds of the offering to repay outstanding intercompany indebtedness owed by it to Clear Channel Communications.

The offering was made through an underwriting syndicate led by Goldman, Sachs & Co. that acted as global coordinator and senior book-running manager. Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC acted as joint book-running managers for the offering. Banc of America Securities LLC, Bear, Stearns & Co., Inc., Credit Suisse First Boston, LLC and A.G. Edwards & Sons, Inc. acted as senior co-managers for the offering. Allen & Company LLC, Barrington Research Associates, Inc., Harris Nesbitt Corp., SunTrust Capital Markets, Inc., Wachovia Capital Markets, LLC, M.R. Beal & Company, a Limited Partnership, Muriel Siebert & Co., Inc. and Samuel A. Ramirez & Company, Inc. acted as junior co-managers for the offering.

The 35,000,000 newly issued shares of Class A common stock represent approximately 10% of the combined total of shares of Class A common stock and Class B common stock outstanding immediately following the offering. Holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 20 votes per share on all matters voted on by stockholders. After the offering, Clear Channel Communications will own all of the outstanding shares of Class B common stock of Clear Channel Outdoor Holdings, representing approximately 99% of the total voting power of Clear Channel Outdoor Holdings' common stock immediately after the offering.

A registration statement relating to the Class A common stock has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities will be made only by means of a prospectus. A copy of the final prospectus related to
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these securities may be obtained, when available, at www.sec.gov or by contacting: Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004,
Attention: Prospectus Department (212-902-1171).



ABOUT CLEAR CHANNEL OUTDOOR HOLDINGS
Clear Channel Outdoor Holdings, Inc. (NYSE: CCO), headquartered in San Antonio, Texas, provides its clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays that it owns or operates in key markets worldwide.

ABOUT CLEAR CHANNEL COMMUNICATIONS
Clear Channel Communications, Inc. (NYSE: CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio and television stations, outdoor displays and entertainment venues around the world.

FOR FURTHER INFORMATION ABOUT CLEAR CHANNEL OUTDOOR HOLDINGS
Investors:
Randy Palmer
Senior Vice President of Investor Relations
(210) 832-3315

Media:
Lisa Dollinger
Chief Communications Officer
(210) 832-3474

or visit our corporate website at www.clearchanneloutdoor.com.